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                                                               Exhibit 10.9(p)
L E A S E



THIS INSTRUMENT IS A LEASE, dated as of March 31, 1993 in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the "Building") known and numbered as 100 Fordham Road, Wilmington, MA. The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 INTRODUCTION. The following terms and provisions set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed:

1.2      BASIC DATA.

    Landlord:    Talbot Operations, Inc.

Landlord's Original Address:
         c/o Leggat McCall Properties Management, Inc.
         Ten Post Office Square
         Boston, MA  02110

Tenant:  The Timberland Company, a Delaware corporation

Tenant's Original Address: 11 Merrill Industrial Drive, P.O. Box 5050 Hampton, NH 03842-5050

Guarantor:                N/A

Basic Rent: The sum of $408,648.00 ($3.00) per square foot of Premises Rentable Area) per annum.

Premises Rentable Area:     Approximately 136,216 rentable square feet (133,803
useable square feet) located on the 1st floor of the Building.

Permitted Uses:  Warehouse.

Escalation Factor: 44.88%, as computed in accordance with the Escalation Factor Computation.

Building Escalation Factor: 66.93% as computed in accordance with the Building Escalation Factor Computation.
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Initial Term: Two (2) years and one full calendar month commencing on the
Commencement Date and expiring at the close of the day on April 30, 1995.

Security Deposit:  Intentionally Omitted.

1.3      ADDITIONAL DEFINITIONS.

Manager:  Leggat McCall Properties Management, Inc.

Property Rentable Area:  303,509 rentable square feet.

Building Rentable Area:  203,509 rentable square feet.

Business Days: All days except Saturday, Sunday, New Year's Day, Washington's Birthday, Patriot's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans' Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday).

Commencement Date:  As defined in Section 4.1.

Default of Tenant:  As defined in Section 13.1.

Escalation Charges:  The amounts prescribed in Sections 8.1 and 9.2.

Escalation Factor Computation: Premises Rentable Area divided by the Property Rentable Area.

Building Escalation Factor Computation: Premises Rentable Area divided by the Building Rentable Area.

Force Majeure: Collectively and individually, strike or other labor trouble, fire or other casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of, or inability to obtain, fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control.

Initial Public Liability Insurance: $1,000,000 per person; $3,000,000 per occurrence (combined single limit) for property damage, bodily injury or death.

Operating Expenses:  As set forth in Section 9. 1.

Operating Year:  As defined in Section 9.1.
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Premises:  A portion of the Building as shown on Exhibit A annexed hereto.

Property: The Buildings known as and numbered 100-110 Fordham Road (including all buildings, including the Building located at such address) Wilmington, MA together with the land parcels upon which such Buildings are located..

Tax Year:  As defined in Section 8.1.

Taxes:  As determined in accordance with Section 8. 1.

Tenants Removable Property:  As defined in Section 5.2.

Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

Utility Expenses:  As defined in Section 9.1.

Exhibits: The following Exhibits are annexed to this Lease and incorporated herein by this reference:

Exhibit A -  Plan showing Premises
Exhibit B -  Intentionally Omitted
Exhibit C -  Intentionally Omitted
Exhibit D -  Intentionally Omitted
Exhibit E -  Operating Expenses

ARTICLE II

PREMISES AND APPURTENANT RIGHTS.

2.1 LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises.

2.2 APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises (i) the non-exclusive right to use, and permit its invitees to use in common with others, public or common lobbies, hallways, stairways and elevators and common walkways and driveways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor and (ii) the exclusive right and easement to use all existing loading docks adjacent to the Premises; but Tenant shall have no other appurtenant rights and all such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.7 and to the right of Landlord to
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designate and change from time to time areas and facilities so to be used.

         (b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows, except the inner surfaces thereof, but the entry doors (and related glass and finish work) to the Premises are a part thereof; and Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant's use of the Premises) interior storm windows, subcontrol devices (by way of illustration, an electric sub panel, etc.), utility lines, pipes, equipment and the like, in, over and upon the Premises. Tenant shall install and maintain, as Landlord may require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

         (c) It is agreed and understood that the 3,212 square foot mechanical room and the 585 square foot supervisors office immediately adjacent to the Premises are expressly excluded from the Premises and Landlord expressly reserves the right to use and access to such spaces at all times.


ARTICLE III

BASIC RENT


3.1 PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Commencement Date without offset, abatement (except as provided in Article 12.1), deduction or demand, the Basic Rent. Such Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at Landlord's Original Address, or at such other place as Landlord shall from time to time designate by notice to Tenant, in lawful money of the United States. Until notice of some other designation is given, Basic Rent and all other charges for which provision is herein made shall be paid by remittance payable to the Manager and addressed to the Manager, Agent for 100 Fordham Road, ITF:
Talbot Operations, P.O. Box 1088, Boston, MA 02103-1088 and all remittances so received as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord. In the event that any installment of Basic Rent is not paid within 5 days after the due date thereof, Tenant shall pay, in addition to any Escalation Charges or other additional charges due under this Lease, at Landlord's request an administrative fee equal to 5% of the overdue payment.
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         (b)     Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

         (c) Notwithstanding the provisions of Sections 3.1(a) and 3.1(b) above to the contrary, Basic Rent payable by Tenant for the calendar month of April, 1993 shall be in the amount of $26,859.67.

ARTICLE IV

COMMENCEMENT AND CONDITION


4.1      COMMENCEMENT DATE.  (a) The Commencement Date shall be April 1, 1993.

         (b) From and after the date of execution of this Lease by both the Landlord and the Tenant, Tenant shall be permitted to enter the Premises in order to install racking and to prepare the Premises to receive product notwithstanding that the Commencement Date may not have yet occurred. From and after the date of such entry by Tenant, Tenant shall be bound by all of the terms, covenants and agreements contained in the Lease except that Tenant shall not be obligated to pay Basic Rent or Escalation Charges until the occurrence of the Commencement Date.

4.2 CONDITION OF THE PREMISES. Tenant hereby agrees to accept the Premises on the Commencement Date in its "As Is" condition as of the date of this Lease, without representation or warranty by Landlord (except as otherwise expressly set forth in this Lease) of any kind. It is agreed and understood that Landlord shall have no obligation to make or pay for any improvements to the Premises or the Building in order to prepare same for Tenant's use and occupancy except for the performance of the Landlord's Work (as hereinafter defined) and the payment of the Light Allowance (as hereafter defined) as provided in Section 4.4.


4.3      LANDLORD'S WORK.   Landlord hereby agrees, at its sole cost and
expense, to perform the Landlord's Work (as hereafter defined). Upon execution and delivery of the this Lease,
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Landlord shall use good faith efforts to commence and thereafter diligently pursue Landlord's Work to completion. Tenant hereby acknowledges and has agreed to accept the Premises with existing leaky roof conditions and hereby releases Landlord from any and all claims, losses, costs or damages sustained or incurred by Tenant as a result of any damage to Tenant's Removable Property or any other property located within the Premises as a result of roof leaks. Tenant hereby agrees to use its best efforts to locate its personal property and product in portions of the Premises so as to avoid damage to its personal property and Tenant's Removable Property resulting from the existing leaky roof conditions. Failure of the Landlord to complete Landlord's Work on or before the Commencement Date shall not delay the Commencement Date nor shall such failure affect the validity of this Lease or make Landlord liable to Tenant in any respect. As used herein, the term "Landlord's Work" shall mean the following roof repair work:

a)       remove all loose gravel;

b)       remove approximately 9,000 square feet of the existing roof system;

c) fill areas affected by removal described in (b) with 1" thick fiber board

d)       mechanically fasten 1/2" fiberboard over the entire roof area;

e)       install new membrane over entire roof;

f)       repair or replace drains or flashing as necessary.

         As and to the extent that Landlord's Work involves the disturbance or removal of asbestos containing materials (ACM), such ACM shall be removed and disposed of by Landlord in accordance with applicable state and federal laws.

4.4 Tenant has advised Landlord that it intends to install new lamps throughout the entire Premises. Subject to the terms and conditions hereinafter set forth, Landlord shall provide Tenant with an allowance (the "Light Allowance") in an amount not to exceed $3,000.00 to be applied by Tenant against the cost of installing new lamps throughout the entire Premises. Landlord's obligation to fund the Light Allowance shall be conditioned upon (i) Tenant not being in default in the performance or observance of any term, covenant, provision or condition contained in this Lease to be performed or observed by the Tenant (ii) the fact that all such amounts shall be applied toward the cost and expense of providing and installing new lamps throughout the
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Premises as a portion of Tenant's agreement to install new lighting throughout the entire Premises and (iii) the fact that Landlord shall retain any unused portion of the Light Allowance not used by Tenant for the purposes stated herein. Disbursements of the Light Allowance by Landlord shall be made to Tenant upon submission of paid invoices for lamps installed in the Premises by Tenant and Tenant's certification that such new lamps have been installed throughout the Premises in accordance with the terms of this Lease. Tenant hereby agrees to pay any costs associated with installing new lamps throughout the Premises in excess of the Light Allowance.


ARTICLE V

USE OF PREMISES


5.1 PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses.

         (b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building, the Property and the Premises in accordance with reasonable rules and regulations established by Landlord therefor;

(ii) Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building or the Property outside the Premises, any signs, symbol, advertisements or the like visible to public view outside of the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted a sketch of the sign to be placed on such entry doors.

(iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or the Property, or cause offensive odors or loud noise or constitute a nuisance or menace to any other tenant or tenants or other persons in the Building;

(iv) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations; and
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(v)  Tenant shall continuously throughout the Term of this Lease occupy the
Premises for the Permitted Uses and for no other purposes.

5.2 INSTALLATION AND ALTERATIONS BY TENANT. (a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Premises without Landlord's prior written consent. Any such alterations, additions or improvements shall (i) be in accordance with complete plans and specifications prepared by Tenant and approved in advance by Landlord; (ii) be performed in a good and workmanlike manner and in compliance with all applicable laws; (iii) be performed and completed in the manner required in Section 5.2(d) hereof; (iv) be made at Tenant's sole expense and at such times as Landlord may from time to time designate; and (v) become a part of the Premises and the property of Landlord.

         (b) All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises ("Tenant's Removable Property") shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

         (c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as Tenant shall have knowledge (whether such knowledge is provided by Landlord or by any other party or in any manner) that any mechanic's lien shall have been filed against the Premises based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such actions by bonding, deposit or payment as will remove or satisfy the lien.

         (d) All of the Tenant's alterations, additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not damage the Property or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord's general contractor or, at Landlord's election, provided that the cost of such work is less than $10,000.00, by contractors or workmen first approved by Landlord. Installation and moving of furnishings, equipment and the like shall be performed only with labor compatible with that being employed by Landlord for work in or to the Building and not to employ or permit the use of any
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labor or otherwise take any action which might result in a labor dispute involving personnel providing services in the Building. Except for work by Landlord's general contractor, Tenant before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and comprehensive public liability insurance and property damage insurance with such limits as Landlord may reasonably require but in no event less than a combined single limit of Two Million and No/100ths ($2,000,000.00) Dollars (all such insurance to be written in companies approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and immediately (upon Tenant having knowledge of same regardless of how Tenant shall obtain such knowledge) to discharge any such liens which may so attach and, at the request of Landlord to deliver to Landlord security satisfactory to Landlord against liens arising out of the furnishing of such labor and material. Upon completion of any work done on the Premises by Tenant, its agents, employees, or independent contractors, Tenant shall promptly deliver to Landlord attested copies (or to the extent required by Landlord) originals of lien releases and waivers executed by each contractor, subcontractor, supplier, materialmen, architect, engineer or other party which furnished labor, materials or other services in connection with such work and pursuant to which all liens, claims and other rights of such party with respect to labor, material or services furnished in connection with such work are unconditionally released and waived. Tenant shall pay within thirty (30) days after being billed therefor by Landlord, as an additional charge hereunder, one hundred percent (100%) of any increase in real estate taxes on the Property not otherwise billed to Tenant which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by or on behalf of Tenant (including Tenant's original installation and Tenant's subsequent alterations, additions, substitutions and improvements), whether done prior to or after the commencement of the Term of this Lease.

         In any case where Landlord shall require that work or improvements to be made by Tenant in the Premises be performed by contractors or workmen designated by Landlord, Landlord shall obtain three competitive bids from reputable contractors selected
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by Landlord for such work and shall consult with Tenant as to the selection of the contractor performing such work. In any and all events, Tenant shall have the right to designate the contractor to be used from the three bids so obtained.


ARTICLE VI

ASSIGNMENT AND SUBLETTING


6.1 PROHIBITION. (a) Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting.

         (b) The provisions of paragraph (a) of this Section 6.1 shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting.

         (c) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the
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original named Tenant from the further performance by the original named Tenant hereunder. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No assignment or subletting, or occupancy shall affect Permitted
Uses.


ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITIONS OF PREMISES;

SERVICES TO BE FURNISHED BY LANDLORD

7.1 LANDLORD REPAIRS. (a) Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, public areas, exterior walls (including exterior glass), sprinkler system, and structure of the Building (including plumbing, mechanical and electrical systems installed by Landlord but excluding any systems installed specifically for Tenant's benefit or which are used exclusively by Tenant), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the condition of glass in the Premises or for the doors (or related glass and finish work) leading to the Premises, or for any condition in the Premises or the Building caused by any act or neglect of Tenant, its agents, employees, invitees or contractors. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

         (b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

         (c) Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord's option be furnished from time to time, in whole or in part, by employees of Landlord or by the Manager of the Property or by one or more third persons.

         (d)  Landlord shall (i) perform repairs and maintenance on the lighting fixtures located in the parking area or in common areas of the Property, (ii) remove snow and ice from the parking area and common walkways, and (iii) perform landscaping duties in common areas of the Property.
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7.2      TENANT'S AGREEMENT.  (a)  Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof including, without limitation, all HVAC, mechanical, electrical and plumbing systems which serve the Premises. Throughout the term of this Lease, Tenant shall maintain in force and effect a maintenance contract with respect to the HVAC system serving the Premises with an HVAC contractor regularly engaged in maintenance of HVAC systems similar to the system servicing the Premises, which contractor and the terms and provisions of the contract therefor shall be subject to the reasonable approval of Landlord. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws (including, without limitation, the Americans with Disabilities Act), codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and of the Boston Board of Fire Underwriters, and shall, at Tenant's own expense, obtain all permits, licenses and the like required by applicable law. Notwithstanding the foregoing or the provisions of
Article XII, Tenant shall be responsible for the cost of repairs which may be necessary by reason of damage to the Building caused by any act or neglect of Tenant or its agents, employees, contractors or invitees (including any damage by fire or any other casualty arising therefrom).

         (b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section
14.18 being applicable to the costs thereof) and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason thereof. Notwithstanding the foregoing, Landlord may elect to take action hereunder immediately and without notice to Tenant if Landlord reasonably believes an emergency to exist.

         (c) If the Premises are now, or any time during the Term of this Lease become a "Public Accommodation" as defined in the Americans with Disabilities Act of 1990 (421 USC Sec. 12101 et seq.) as amended and all regulations promulgated thereunder, as amended (the "ADA"), (i) the Landlord shall be responsible for compliance with Title III of the ADA to the
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extent that the ADA imposes obligations on the design or the construction of, or any alterations to, the Building (exclusive however of such matters as they pertain to the Premises), (ii) Tenant shall be responsible for compliance with Title III of the ADA to the extent that the ADA imposes obligations on the design or the construction of, or any alterations to, the Premises (exclusive however of those portions of the Building which are not a portion of the Premises, where compliance shall be the responsibility of Landlord), and (iii) Tenant shall be responsible for making any necessary modifications in its policies, practices and procedures in connection with the operation of Tenant's business in order to comply with the applicable provisions of the ADA.

7.3 FLOOR LOAD - HEAVY MACHINERY. (a) Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

         (b) If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnity and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4      BUILDING SERVICES. (a) Intentionally Omitted.

         (b)  Intentionally Omitted.

         (c) Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord desirable or necessary, or when prevented from supplying such services or use by strikes, lockouts, difficulty in obtaining materials, accidents or any other cause beyond Landlord's control, or by laws, orders or inability, by
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exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. To the extent within its control, in exercising its rights pursuant to this Section 7.4(c), Landlord shall use good faith efforts to avoid unnecessary interference with Tenant's use of the Premises and shall use good faith efforts to promptly restore any such service or amenity so curtailed, interrupted, stopped or suspended. In addition, Landlord shall provide alternative means of access to the Premises in the event of a stoppage or suspension of the normal means of access to and egress from the Premises.

7.5 ELECTRICITY AND NATURAL GAS. (a) Tenant shall receive electric current and natural gas for the Premises from the public utility corporation serving the Building and Landlord shall permit Landlord's existing wires, risers, pipes, conduits and other electrical equipment of Landlord to be used for such purpose. Tenant covenants and agrees that its use of electric current shall not overburden existing Building systems nor preclude other tenants of the Building, if any, from obtaining and receiving adequate electrical services and its total connected load will not exceed the maximum load from time to time permitted by applicable governmental regulations and the design capacity of existing systems. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, during the Term of this Lease, either the quantity or character of electric current or natural gas is changed or electric current or natural gas is no longer available or suitable for Tenant's requirements due to a factor or cause beyond Landlord's control. Tenant shall pay all charges for electricity and natural gas used or consumed in the Premises in the time and manner provided in
Section 7.5(c).

         (b) In order to insure that the foregoing requirements are not exceeded and to avert possible adverse affect on the Building's electrical system, Tenant shall not, without Landlord's prior consent, connect any fixtures, appliances or equipment to the Building's electrical distribution system other than Tenant's material handling equipment, typewriters, word processors, photocopiers, and other similar customary office equipment. From time to time during the Term of this Lease, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant's electric usage, the result of which shall be conclusive and binding upon Landlord and Tenant. In the event that such survey shows that Tenant has exceeded the requirements set forth in paragraph (a), in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the costs of such survey.

         (c) Tenant shall be responsible for the payment of all utilities used and consumed in the Premises. Notwithstanding the foregoing, electricity and natural gas used and consumed in the Premises is currently measured by separate meters which are in the control of the Landlord. Landlord shall install separate check meters measuring the electricity and natural gas used and consumed in the Premises and shall bill Tenant for such use and consumption in the manner hereinafter provided. Landlord shall bill Tenant monthly in arrears for electricity and natural gas used and consumption as measured by said check meters as being used and consumed in the Premises. From time to time, but not more than once per calendar month, Landlord shall invoice Tenant for electricity and natural gas used and consumed in the Premises as measured by such check meters. Tenant shall pay Landlord such amounts as additional rent hereunder on or before the date which is 30 days after the date of each such invoice. Payments for electricity and natural gas used and consumed in the Premises during the last month of the Initial Term hereof shall be payable by Tenant within thirty days after being invoiced therefor. Landlord shall have the same rights and remedies against Tenant for failure to pay charges payable under this Section 7.5(c) as Landlord has against Tenant for failure to pay Basic Rent and Escalation Charges when due hereunder.


ARTICLE VIII

REAL ESTATE TAXES


8.1 PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES. (a) For the purposes of this Article, the term "Tax Year" shall mean the twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter commencing during the Term of this Lease; and the term "Taxes" shall mean real estate taxes, betterments and special assessments assessed with respect to the Property for any Tax Year.

         (b) Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to the amount of Taxes attributable to each Tax Year, multiplied by the Escalation Factor, such amount to be apportioned for any fraction of a Tax Year in which the Commencement Date falls or the Term of this Lease ends. Notwithstanding anything contained in Section 8.1(a) or this Section 8.1(b) to the contrary, for purposes of calculating the payment to be made by Tenant pursuant to this Section 8.1(b), the term "Taxes" applicable to each respective Tax Year shall exclude real estate taxes for such Tax Year which are in excess of $.90 (ninety cents) per rentable square foot contained in the Property.

         (c) Estimated payments by Tenant on account of Taxes shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant's required payments, as estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant's payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Year are greater than estimated payments theretofore made on account thereof for such Year, Tenant shall make payment to Landlord within 30 days after being so advised by Landlord. Landlord shall have the same rights and remedies for the non-payment by Tenant of any payments due on account of Taxes as Landlord has hereunder for the failure of Tenant to pay Basic Rent.

8.2 ABATEMENT. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year which is not due to vacancies in the Building, then out of any balance remaining thereof after first deducting (i) Landlord's expenses reasonably incurred in obtaining such refund and (ii) any amounts in excess of $.90 per rentable square foot contained in the Property, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to the balance remaining of such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor; provided, that in no event shall Tenant be entitled to receive more than the payments made by Tenant on account of real estate taxes for such Year pursuant to paragraph (b) of Section 8.1.

8.3 ALTERNATE TAXES. (a) If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or in part, or the type thereof, or if additional types of taxes are imposed upon the Property or Landlord relating to the Property, Tenant agrees that Tenant shall pay a proportionate share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

         (b) If a tax (other than Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within ten
(10) days after billing therefor, unless applicable law prohibits the payment of such tax by Tenant.


ARTICLE IX

OPERATING EXPENSES


9.1 DEFINITIONS. For the purposes of this Article, the following terms shall have the following respective meanings:

                 Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.

                 Operating Expenses: The aggregate costs or expenses reasonably incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Building and/or the Property (but specifically excluding Utility Expenses) all as set forth in Exhibit E annexed hereto, provided that, if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of Building Rentable Area and/or Property Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the services being supplied hereunder, actual Operating Expenses Allocable to the Building and actual Operating Expenses Allocable to the Property incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses Allocable to the Building and/or Operating Expenses Allocable to the Property that would have been incurred if the Building were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses Allocable to the Building and/or Operating Expenses Allocable to the Property for such Operating Year. Landlord's determination as to allocation of Operating Expenses shall be conclusive and binding upon Landlord and Tenant.

                 Operating Expenses Allocable to the Building: shall mean those Operating Expenses described in Exhibit E which Landlord determines are allocable to the Building and the land parcel upon which it is situated (rather than those which are allocable to the entire Property which includes all buildings and land parcels comprising the Property inclusive of the Building and the land parcel upon which it is situated).

                 Operating Expenses Allocable to the Property: shall mean those Operating Expenses described in Exhibit E which Landlord determines are allocable to the entire Property (rather than those which Landlord determines to be Operating Expenses Allocable to the Building).

                 Utility Expenses: The aggregate costs or expenses reasonably incurred by Landlord with respect to supplying electricity (other than electricity supplied to those portions of the Building leased to tenants), oil, steam, gas, water and sewer and other utilities supplied to the Property and not paid for directly by tenants, provided that, if during any portion of the Operating Year for which Utility Expenses are being computed, less than all Property Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the utilities being supplied hereunder, actual utility expenses incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the estimated Utility Expenses that would have been incurred if the Property were fully occupied for such Operating Year and such utilities were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Utility Expenses for such Operating Year.

9.2 TENANT'S PAYMENTS. (a) Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) Operating Expenses Allocable to the Building for each Operating Year multiplied by (ii) the Building Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends. In addition, Tenant shall pay to Landlord as an Escalation Charge, an amount equal to (i) Operating Expenses Allocable to the Property for each Operating Year multiplied by (ii) the Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends. Notwithstanding the provisions of this

Section 9.2(a) to the contrary, the Tenant's obligation pursuant to this
Section 9.2(a) during the first 12 full calendar months of the Initial Term shall not exceed $93,568.00 in the aggregate.

         (b) Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) Utility Expenses for each Operating Year multiplied by (ii) the Escalation Factor, such amount to be apportioned for any partial Operating Year in which the Commencement Date falls or the Term of this Lease ends.

         (c) Estimated payments by Tenant on account of Operating Expenses Allocable to the Building and Operating Expenses Allocable to the Property shall be made monthly and at the time and in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant's required payments, as estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses Allocable to the Building and Operating Expenses Allocable to the Property and Utility Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses Allocable to the Building and Operating Expenses Allocable to the Property and Utility Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant's required payment on account thereof for such Operating Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses Allocable to the Building or Operating Expenses Allocable to the Property and Utility Expenses (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord), but, if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord. Landlord shall have the same rights and remedies for the nonpayment by Tenant of any payments due on account of Operating Expenses Allocable to the Building and Operating Expenses Allocable to the Property and Utility Expenses as Landlord has hereunder for the failure of Tenant to pay Basic Rent.


ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1 TENANT'S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to defend, indemnity and save harmless Landlord from and against all claims, loss, liability, costs and damages of whatever nature arising from any default by Tenant under this Lease and the following: (i) from any accident, injury, death or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury, death or damage occurring outside of the Premises but on the Property, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant's agents, employees, invitees or independent contractors; or (iii) in connection with the conduct or management of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises; and, in any case, occurring after the date of this Lease, until the end of the Term of this Lease, and thereafter so long as Tenant is in occupancy of the Premises. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees and costs at both the trial and appellate levels. Nothing contained in this Section 10.1 shall be deemed or construed to exculpate Landlord from its own negligence or the negligence of its agents, servants or employees. The provisions of this Section 10.1 shall survive the expiration or any earlier termination of this Lease.

10.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of general liability and property damage insurance (including contractual liability, independent contractor's hazard and completed operations coverage) under which Landlord, Manager (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to defend, indemnify and hold Landlord, Manager, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be non-cancellable and non-amendable with respect to Landlord, Manager and Landlord's said designees without thirty (30) days' prior notice to Landlord and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time request, and a duplicate original or certificate thereof shall be delivered to Landlord.

10.3 TENANT'S RISK. Except for matters resulting from Landlord's negligence or the negligence of its agents, servants or employees and to the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant's own risk. Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is permitted by this Lease or required by law to make in or to any portion of the Premises or other sections of the Property, or in or to the fixtures, equipment or appurtenances thereof. Tenant shall carry "all-risk" property insurance on a "replacement cost" basis (including so-called improvements and betterments), and provide a waiver of subrogation as required in Section 14.20. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. The provisions of this Section 10.4 shall survive the expiration or any earlier termination of this Lease.


ARTICLE XI

LANDLORD'S ACCESS TO PREMISES


11.1 LANDLORD'S RIGHTS. Landlord shall have the right upon 24 hours advance written or oral notice to Tenant (except in the case of emergency, where no notice shall be required) to enter the Premises at all reasonable hours for the purpose of inspecting or making repairs to the same, and Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. In exercising its rights under this

Section 11.1, Landlord hereby agrees that (i) an agent or representative of Tenant shall be permitted to accompany Landlord's agents during such entry and
(ii) subject to all other applicable provisions of this Lease, such entry shall be at Landlord's risk.


ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.


12.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant's use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant's use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from such fire, casualty or eminent domain.

12.2 LANDLORD'S RIGHT OF TERMINATION. If the Premises or the Building are substantially damaged by fire or casualty (the term "substantially damaged" meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within sixty (60) days from the time the repair work would commence), or if any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within 90 days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.3     RESTORATION.  If this Lease shall not be terminated pursuant to
Section 12.2, Landlord shall thereafter use due diligence to restore the Premises (excluding any alterations, additions or improvements made by Tenant) to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of insurance proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within six months after the expiration of the 90-day period referred to in Section 12.2 (which six-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord's reasonable control, but in no event for more than an additional three months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete such restoration.

12.4 AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from, at its sole cost and expense, prosecuting a separate condemnation proceeding with respect to a claim for the value of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.


ARTICLE XIII

DEFAULT


13.1 TENANT'S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a "Default of Tenant") shall happen:

     (i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other sums payable as additional charges hereunder when due; or

     (ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed, or Tenant shall desert or abandon the Premises or the Premises shall become, or appear to have become vacant (regardless whether the keys shall have been surrendered or the rent and all other sums due shall have been paid), and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

    (iii) Tenant's leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

     (iv) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

      (v) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

     (vi) If a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and if either (a) Tenant shall cure such Default within the applicable grace period or (b) Landlord shall, in its sole discretion , permit Tenant to cure such Default after the applicable grace period has expired, and an event which would constitute a similar Default if not cured within the applicable grace period shall occur more than once within the next 365 days, whether or not such event is cured within the applicable grace period;

         then in any such case (1) if such Default of Tenant shall occur prior to the Commencement Date, this Lease shall ipso facto, and without further act on the part of Landlord, terminate, and (2) if such Default of Tenant shall occur after the Commencement Date, Landlord may terminate this Lease by notice to Tenant, and thereupon this Lease shall come to an end as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

         (b) If this Lease shall be terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

         (c) In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

         (d) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord's election Tenant shall pay to Landlord and amount equal to the excess, if any, of the Basic Rent, Escalation Charges and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes, Utility Expenses and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year) for what would be the then unexpired Term of this Lease if the same had remained in effect, over the then fair net rental value of the Premises for the same period.

         (e) In the case of any Default by Tenant, re-entry, expiration and dispossession by summary proceeding or otherwise, Landlord shall use good faith efforts to mitigate its damages resulting from such action and may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and
(ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Subject to the terms of this Section
(e), Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

         (f) If a Guarantor of this Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv) or (a)(v) of this Section 13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.

         (g) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled to lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

         (h) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys' fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

13.2     LANDLORD'S DEFAULT.  (a)  Except as otherwise expressly set forth in
Section 13.2(b) hereof, Landlord shall in no event be in default of the performance of any of Landlord's obligations hereunder unless and until Landlord shall have unreasonably failed to perform such obligation within a period of time reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations.

         (b) If repairs are required to be made or provided by Landlord pursuant to the terms of this Lease and Landlord shall fail to make or perform same within the time and manner required by all other applicable provisions of this Lease, Tenant may demand that Landlord commence such repairs within thirty
(30) days after written notice that such repairs are not being performed; and if Landlord refuses or neglects to commence such repairs within such thirty
(30) day period and shall thereafter fail to complete the same with reasonable dispatch after such demand, Tenant may make or cause such repairs to be made and charge Landlord for reasonable repair costs incurred; however, Landlord shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock business or Tenant's Removable Property by reason thereof. Notwithstanding the foregoing, Tenant may elect to take action permitted to be taken hereunder by Tenant immediately (but upon written or oral notice to Landlord to the extent possible) if Tenant reasonably believes an emergency to exist. Notwithstanding the foregoing, Tenant shall have no right to make and shall not make, without the prior written consent of Landlord, repairs to any portion of the Premises, Building or the Property which are to be made by Landlord related to the furnishing of base building services, including but not limited to structural elements of the Building including the roof, mechanical, electrical, plumbing and general HVAC services (except routine maintenance of HVAC systems or those matters for which Tenant is responsible under this Lease). Landlord shall reimburse Tenant for reasonable costs incurred by Tenant in performing such repair obligations of Landlord in accordance with this Section 13.2(b) within 45 days after submission of detailed paid invoices therefor by Tenant.


ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or of the Building above the standard rate applicable to premises being occupied for Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as an additional charge hereunder.

14.2 WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.

         (b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3 COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent and Escalation Charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant's part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4 LANDLORD'S LIABILITY. (a) Tenant specifically agrees to look solely to Landlord's then equity interest in the Property at the time owned, for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property.

         (b) With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by Force Majeure, strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or Tenant's servants, agents, employees, licensees or any person claiming by, through or under Tenant; nor shall any such failure give rise to any claim in Tenant's favor that Tenant has been evicted, either constructively or actually, partially or wholly.

         (c) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

         (d) With respect to any repairs or restoration which are required or permitted to be made by Landlord, the same shall be made subject to the provisions of Section 7.1 and may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

14.5 NOTICE TO MORTGAGEE OR GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor (provided Tenant shall have been furnished with the name and address of such holder or ground lessor), and the curing of any of Landlord's defaults by such holder or ground lessor shall be treated as performance by Landlord.

14.6 ASSIGNMENT OF RENTS AND TRANSFER OF TITLE. (a) With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage and the taking of possession of the Premises.

         (b) In no event shall the acquisition of Landlord's interest in the Property by a purchaser which, simultaneously therewith, leases Landlord's entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.

         (c) Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall from and after the date of such transfer, be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder which are to be performed or observed from and after the date of such transfer.

14.7 RULES AND REGULATIONS. Tenant shall abide by rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building of similar nature to the Tenant named herein. Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or persons having business with them. In the event that there shall be any conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control.

14.8 ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated or payable as an additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.9 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by Law.

14.10 PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article VI hereof.

14.11 RECORDING. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a so-called notice of lease in form recordable and complying with applicable law and reasonably satisfactory to Landlord's attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

14.12 NOTICES. Whenever, by the terms of this Lease, notices, consents or approvals shall or may by given either to Landlord or to Tenant, such notices, consents or approvals shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid:

    If intended for Landlord, addressed to Landlord at Landlord's Original Address with a copy Addressed to Landlord at Talbot Operations N.V., c/o Citibank, N.A., Real Estate Investments Management, 909 Third Avenue, New York, NY 10043, Attn: Mr. Richard Gamba (or to such other address as may from time to time hereafter by designated by Landlord by like notice).

    If intended for Tenant, addressed to Tenant at Tenant's Original Address,
Attn: General Counsel (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.)

    All such notices shall be effective when deposited in the United States Mail within the Continental United States, provided that the same are received in ordinary course at the address to which the same were sent.

14.13 WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. this Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.14 PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Lease.

14.15 RIGHTS OF MORTGAGEE OR GROUND LESSOR. This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect. If this Lease is subordinate to any mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreements as such holder may reasonably request. Tenant hereby agrees that failure of Tenant to execute and deliver any agreement to be delivered by Tenant pursuant to the terms hereof shall be deemed a Default of Tenant hereunder entitling Landlord to the same rights and remedies against Tenant as a failure by Tenant to pay Basic Rent when due under this Lease.

    Landlord hereby covenants and agrees with Tenant that Landlord shall request a non-disturbance, attornment and recognition agreement for its existing mortgagee and hereby covenants and agrees to use good faith efforts to obtain a non-disturbance, attornment and recognition agreement to be entered into by and between Landlord, Tenant and the existing mortgagee on the property, all in form and substance reasonably satisfactory to Landlord, Tenant and the existing mortgage. Failure of Landlord to obtain such an agreement (provided that Landlord has complied with its obligations hereunder) shall not affect the validity of this Lease nor entitle Tenant to any rights, actions or remedies against Landlord.

14.16 STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgement that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

14.17    SECURITY DEPOSIT.  Intentionally Omitted.

14.18 REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or to do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the prime rate in effect from time to time at the Bank of Boston (but in no event greater than 18% per annum), as an additional charge. Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid when due shall, at the option of Landlord, bear interest at a rate equal to 3% over the prime rate in effect from time to time at the Bank of Boston (but in no event greater than 18% per annum) from the date which is 5 days after the due date thereof and shall be payable forthwith on demand by Landlord, as an additional charge.

14.19 HOLDING OVER. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to the then fair rental value of the Premises but in no event less than twice the sum of (i) Fixed Rent and (ii) Escalation Charges in effect on the expiration date. Tenant shall also pay to Landlord all damages, direct and/or indirect (including any loss of a tenant or rental income), sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. The Landlord may, but shall not be required to, and only on written notice to Tenant after the expiration of the Term hereof, elect to treat such holding over as an extension of the Term of this Lease for a period of up to one (1) year, as designated by Landlord, such extension to be on the terms and conditions set forth in this Section 14.19.

14.20 WAIVER OF SUBROGATION. Insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom) Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

14.21 SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair and restoration. Tenant shall remove all of Tenant's Removable Property and, to the extent specified by Landlord, all alterations and additions made by Tenant and all partitions wholly within the Premises; and shall repair any damage to the Premises or the Building caused by such removal. Any Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense.

14.22    SUBSTITUTE SPACE.   Intentionally Omitted.

14.23 BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Hunneman Commercial and Lynch, Murphy, Walsh and Partners (collectively, the "Broker"), and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by the Broker which shall be paid by Landlord pursuant to its agreement with the Broker).

14.24    SPECIAL TAXATION PROVISIONS.  Intentionally Omitted.

14.25    HAZARDOUS MATERIALS.   (a) Tenant shall not (either with or without
negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Property or the Premises. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by all applicable laws for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Property any such Hazardous Materials except for use in the ordinary course of Tenant's business in compliance with all applicable laws, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. # 1251 et seq. (33 U.S.C. 1321) or listed pursuant to # 307 of the Federal Water Pollution Control Act (33 U.S.C. # 1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. # 6901 et seq. (42 U.S.C. #
6903), (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. # 9601 et seq. (42 U.S.C. # 9601), as amended, or (vi) defined as "oil" or a "hazardous waste", a "hazardous substance", a "hazardous material" or a "toxic material" under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only to the extent that such requirement results from the acts or omissions of Tenant or Tenant's agents, servants, employees, invitees or independent contractors. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request concerning Tenant's actual knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify, defend and save Landlord harmless from any and all loss, cost, damages, penalties, fines, expenses or fees including, without limitation, legal fees and other professional fees and expenses sustained or incurred by Landlord resulting from any release or threat of release or the presence or existence of Hazardous Materials on the Premises occurring while Tenant is in possession to the extent caused by or resulting from the acts or omissions of Tenant or Tenant's agents, servants, employees, invitees or independent contractors, or elsewhere on the Property if caused by Tenant or Tenant's agents, servants, employees, invitees or independent contractors. The covenants and indemnity contained in this Section 14.25(a) shall survive the expiration or earlier termination of the Term of this Lease. Landlord expressly reserves the right to enter the Premises to perform regular inspections in accordance with the provisions of Section 11.1 of this Lease. In exercising its right to enter the Premises to perform regular inspections, Landlord shall use good faith efforts to avoid unnecessary interference with Tenant's use of the Premises.

         (b) As used in this Section 14.25(b), the term "Reports" shall mean and include the following reports and all appendices and attachments annexed thereto:

              (i) that certain Phase I Environmental Site Assessment for 100 and 110 Fordham Road, Wilmington, Massachusetts M&H Project No.: 15825-E Cetco Project No.: 880199, dated March 15, 1988 prepared by Teresa M. Martin, Director, Site Assessments approved by Raymond F. Leather, Manager, Environmental Engineering by Certified Engineering & Testing Co., Inc., 25 Mathewson Drive, Weymouth, Massachusetts 02189;

             (ii) that certain Report of Findings Ground Water Sampling and Data Summary, Honeywell Facility, 110 Fordham Road, Wilmington, Massachusetts submitted to Jon D. Pakarinen, Honeywell, Inc., Honeywell Plaza, Minneapolis, Minnesota 55408 submitted by: Ground Water Technology, Inc., 220 Norwood Park South, Norwood, Massachusetts 02062 dated July 1989, prepared by Kathleen Donovan, Geologist, Paola E. Macchiaroli, Hydrogeologist, Project Manager and Richard G. Kowalski, Senior Hydrologist, District Manager;

            (iii) that certain Environmental Site Assessment, Honeywell, Inc. Facility, 110 Fordham Road, Wilmington, Massachusetts submitted to Honeywell, Inc., Two Forbes Road, Lexington, Massachusetts 02173 submitted by Ground Water Technology, Inc., 220 Norwood Park South, Norwood, Massachusetts 02062 dated April 1988, prepared by Ronda L. Fisher, Geologist, Keith G. Angell, District Manager and Paola E. Macchiaroli, Geologist, Project Manager;

             (iv) those matters referred to in that certain letter dated March 15, 1988 addressed to Mr. Robert Weiland,

Marion Harris, Inc., 110 East 42nd Street, New York, New York 10007 from Deborah Azrael, Manager, Publications Department, Certified Engineering and Testing Co., Inc.

         Wherever used in this Section 14.25, the phrases "To the best of" a party's "knowledge" or a party's "actual knowledge" or similar words are used, such phrases shall mean the actual knowledge of such party making the representation as of the date of making such representation or statement and such representation and actual knowledge shall mean that no independent investigation, inquiry, inspection or examination of the matters referred to therein have been made with respect to the matter referred to.

         Landlord hereby represents and warrants the following:

              (i) To the best of Landlord's knowledge and except as otherwise disclosed in the Reports, the Property (including the Premises) does not presently contain and is free from all Hazardous Materials except such Hazardous Materials as are used by other tenants or occupants of the Property in accordance with their normal business operations;

             (ii) Except as otherwise disclosed in the Reports, Landlord has not transported or caused to be transported any Hazardous Materials to or from the Property (including the Premises);

            (iii) To the best of Landlord's knowledge and except as otherwise disclosed in the Reports, Landlord has not received and is not aware of any notification from any Federal, State, County or City agency or authority relating to Hazardous Materials in or near the Property (including the Premises) with the exception only of that certain Notice of Responsibility pursuant to MGL Chapter 21(E), DEQE Case No. 3-1282 issued to Honeywell Corporation dated January 21, 1988. The representations and warranties of Landlord made in this Section 14.25(b) are made as of the date of this Lease and shall survive any expiration or earlier termination of this Lease.

14.26    NET LEASE.   This is, and is intended to be, a Net Lease, and
accordingly, except as expressly otherwise provided for herein, all charges, assessments and impositions made upon the Property and all costs, expenses and other obligations paid or incurred by Landlord of any kind or nature whatsoever in insuring, maintaining and/or repairing the Premises or the Building or the Property or any additions to the Building shall be included in determining Landlord's costs of which Tenant is obligated to pay a pro rata share or the entirety, as the case may be, as provided hereinabove.

14.27 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist. Tenant and Landlord each hereby consent to be subject to the jurisdiction of all state and federal courts sitting in The Commonwealth of Massachusetts in connection with any dispute arising out of this Lease.

    IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

TENANT:                             LANDLORD:

THE TIMBERLAND COMPANY              TALBOT OPERATIONS, INC.

     /s/ John R. Ranelli                /s/ Susan Hoffman
By:  __________________________     By: ____________________________
      John R Ranelli                      Susan Hoffman
                                          VP, Citibank, as agent
Its:  __________________________    Its:  _________________________

EXHIBIT E

(ITEMS INCLUDED IN BUILDING/
UTILITY COSTS AND OPERATING EXPENSES)

A. Without limitation, Building Energy/Utility Costs shall include:

Costs for electricity, fuel, oil, gas, steam, water and sewer use charges and other utilities supplied to the Property and not paid for directly by tenants. Building Energy/Utility Costs shall not include Tenant Electricity Expenses, as defined in Sec. 7.5 of this Lease.

B.               Without limitation, Operating Expenses shall include:

         1. All expenses incurred by Landlord or Landlord's agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord's agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, and its mechanical systems including, without limitation, day and night supervisors, property manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above: provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably allocated by Landlord among the Property and such other properties.


         2. The cost of services, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property including, without limitation, fees and assessments, if any, imposed upon Landlord, or charged to the Property, by any governmental agency or authority or other duly authorized private or public entity on account of public safety services, transit, housing, police, fire, sanitation or other services or purported benefits.

         3. The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be allocated by Landlord among the Property and such other properties.

         4. Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgages in the Boston area for similar properties, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

         5. Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the Boston area for similar properties, but in no event more than six percent (6%) of gross annual income, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Building.

         6. If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year, and annual charge-off of such capital expenditure. The annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages, by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the capital expenditure, and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

         7. Betterment assessments provided the same are apportioned equally over the longest period permitted by law.

         8. Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.